RETIREMENT AND CONSULTING AGREEMENT
This Retirement and Consulting Agreement (as it subsequently may be amended from time to time, this “Agreement”) is entered into upon the execution of both parties as of October 27, 2025 (“Effective Date”) by and between Donald P. Newman (“Executive”) and ATI Inc. (together with its affiliates, the “Company”).

    WHEREAS, Executive and the Company have agreed that Executive will retire from his position with the Company as Executive Vice President, Finance and Chief Financial Officer;

    WHEREAS, the Company has requested that Executive continue to serve as Executive Vice President, Finance and Chief Financial Officer while the Company works to identify his successor and until March 1, 2026 (the “Retirement Date”) for purposes of assisting in the transition of his role and responsibilities to his successor;

    WHEREAS, certain of the Company’s compensation programs provide for retirement by employees meeting various age or age and years of service criteria, provided that the Company consents to such retirement;

    WHEREAS, the Company and Executive have agreed that, following the Retirement Date, Executive will provide Services (as defined below) to the Company as an independent contractor, and the Company will compensate Executive for the provision of such Services, as described in, and subject in all respects to, the terms and conditions of this Agreement, such that Executive would not be deemed to have incurred a “Termination of Service” under the Company’s 2022 Incentive Plan or 2020 Incentive Plan (together, the “Incentive Plans”);

    WHEREAS, in consideration therefor and in consideration for the Company’s consent to his retirement, Executive has agreed to the terms and conditions of this Agreement, including its provisions pertaining to confidentiality, noncompetition, non-solicitation and non-disparagement, and including the general release of claims contained herein and in the Release of Claims attached hereto as Appendix A (the “Release”).

    WHEREAS, subject to Executive’s (a) execution, delivery and compliance with the terms and conditions of this Agreement, including but not limited to the release of claims included herein, and (b) execution and delivery, on the Retirement Date and again upon concluding the provision of Services under this Agreement on February 28, 2027, of the Release, and non-revocation of the same, the Company has agreed to enter into this Agreement with Executive and to provide Executive with its consent to Executive’s retirement on the Retirement Date.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Executive and the Company hereby agree as follows:

SECTION 1. SERVICES

(a)As used in this Agreement, “Services” means consulting services as reasonably requested from time to time during the term of this Agreement during the period from March 1, 2026 to February 28, 2027 (the “Consulting Period”) in accordance with the terms of this Agreement by the Company’s Chief Executive Officer.

(b)Executive shall devote the time necessary to perform the Services requested pursuant to the preceding paragraph (a) during the Consulting Period, provided, however, that in no event shall Executive be required to devote to the provision of Services under this Agreement more than 60 hours per calendar month during the Consulting Period (approximately one third-time basis). Executive shall perform the Services diligently and competently and in a professional manner.

(c)The parties to this Agreement acknowledge that Executive’s retirement on the Retirement Date, for so long as this Agreement remains in effect and/or Executive continues to provide Services to the Company, should not be deemed to constitute a “separation from service” from the Company within the meaning of Treasury Regulation Section 1.409A-1(h) and for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

SECTION 2. COMMITMENTS PRIOR TO THE RETIREMENT DATE

(a)From the Effective Date to the Retirement Date, Executive agrees to faithfully, diligently and competently perform the duties and responsibilities of his current position and to devote his full working time and attention, and best efforts, to performance of such duties. Executive shall carry out such duties in a professional manner, in accordance with the standards reasonably expected for the position and shall comply with the Company’s policies and procedures in the execution of the same.

(b)Subject to the terms and conditions of this Agreement, Executive’s compliance with the same, his non-revocation of the release of claims included in Section 10 of this Agreement and his continued employment by the Company through the Retirement Date:

(i)Base Salary: Executive will continue to receive his base salary at its current annual rate of $675,000, payable in accordance with the Company’s regular payroll policies and practices as may be in effect from time to time, provided that Executive will not be eligible for any increase, or subject to any decrease, in base salary from the date of this Agreement to the Retirement Date.

(ii) 2025 Annual Performance Plan. Executive will be entitled to receive any award under the Company’s 2025 Annual Performance Plan (“APP”) that would otherwise by payable to Executive under the terms and conditions thereof, in accordance with the Company’s usual practices; and

(iii) Employee Benefits. Subject to the waiver set forth in Section 3(c) below, Executive will continue to be eligible to participate in the qualified and non-qualified and deferred compensation plans of the Company in accordance with the terms of such plans through the Retirement Date. In addition, Executive will continue to be covered by all health and welfare benefits incident to Executive’s employment by the Company through the last day of the calendar month following the Retirement Date.

(c)    For the sake of clarity, Executive will not be entitled to (i) any award under the 2026 Annual Performance Plan or any other short term incentive plan the Company may adopt following the Effective Date, or (ii) any new equity grant or other award not outstanding as of the Effective Date under the Company’s 2022 Incentive Plan or any other long-term incentive or other equity incentive plan of the Company.

SECTION 3. COMMITMENTS DURING THE CONSULTING PERIOD

(a)During the Consulting Period, Executive agrees to faithfully, diligently and competently perform the Services requested and to devote his best efforts to performance of such Services. Executive shall carry out such Services in a professional manner and shall comply with the Company’s policies and procedures in the execution of the same.

(b)Subject to the terms and conditions of this Agreement, Executive’s compliance with the same, his continued employment by the Company through the Retirement Date, and his execution, delivery and non-revocation of the Release on the Retirement Date and on February 28, 2027:

(i)Consulting Fee: The Company will pay Executive $10,000 per calendar month during the term of the Consulting Period, in each case on a regularly scheduled payroll date for the Company;

(ii)    Expense Reimbursement. The Company will reimburse Executive for all reasonable, pre-approved and documented travel and other expenses incurred by Executive in the performance of Services.

(iii)    Continuation of Coverage Under the Company’s Medical Plan. Provided that Executive timely and properly applies for (elects) continued medical insurance coverage for himself and any dependents (if applicable) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and remains eligible for the same, the Company will reimburse Executive for a partial amount of the cost of COBRA in an amount equal to the difference between the total premium cost of COBRA and the premium portion Executive would have paid for such coverage had Executing remained employed by the Company, which Executive will be responsible for paying. For so long as Executive is receiving Consulting Fees following the Retirement Date as provided in Section 3(b)(i) above, Executive hereby grants permission to have Executive’s portion of the COBRA premiums deducted from each and every such payment made, to the extent applicable. The COBRA subsidy provided by this Section 3(b)(ii) will end the sooner of (1) Executive no longer being eligible for COBRA, such as when Executive defaults in payment or becomes eligible to receive health and/or insurance from a subsequent employer, or (2) once 18 month of COBRA benefits have been exhausted.

(iv) Consent to Retirement. The Company consents to the Executive’s Retirement, as of the Retirement Date, for purposes of the Company’s Incentive Plans, any equity awards made to Executive thereunder, the Company’s Defined Contribution Restoration Plan, and any other benefit plans or programs maintained by the Company as of the date of this Agreement in which Executive participates that may require consent of the Company as a prerequisite to retirement. Executive acknowledges and understands that the Company has no obligation to consent to his retirement, that the Company would not have provided said consent but for Executive’s entering into this Agreement, and that the Company’s consent to Executive’s retirement provides new and adequate consideration for his agreement to the provisions of this Agreement, including without limitation the restrictive covenants under Sections 7 and 8 and the general release of claims under Section 10.

(c)In consideration of the foregoing, Executive hereby waives any severance compensation or other severance benefits not identified in this Section 3 to which he might otherwise be entitled under the terms of the Company’s Executive Severance Benefit Plan or any other current or future plan, program or policy created, maintained or adopted by the Company during the term of this Agreement or at any time in the future.

(d)For the sake of clarity, nothing in this Agreement is intended in any way to alter the terms and conditions of any issued and outstanding long-term equity award held by Executive as of the Effective Date, which awards have or shall vest and be paid, if at all, in accordance with the terms and conditions set forth in the award agreements governing such awards, it being acknowledged that the initial engagement of Executive’s consulting Services will not constitute a Termination of Service, as defined for purposes of his 2025 restricted stock unit and performance stock unit awards and his 2022 Breakout Performance Award, and (2) the Company waives the advance six-month notice requirement applicable to his 2024 and 2025 restricted stock unit and performance stock unit awards under the Company’s 2022 Incentive Plan.

SECTION 4. TERM AND TERMINATION

(a)This Agreement shall extend from the Effective Date through and including February 28, 2027, unless earlier terminated pursuant to Section 4(b) below, provided that, (i) if Executive revokes the release of claims included in Section 10 below, Executive shall be deemed to have terminated the Agreement, and (ii) if Executive fails to execute and deliver the Release in the form attached hereto as Appendix A on the Retirement Date or on February 28, 2027, or if

Executive subsequently revokes either such Release, this Agreement shall be deemed to have been terminated as of the Retirement Date. For the avoidance of doubt, Executive hereby acknowledges and agrees that time is of the essence with respect to his execution, delivery and non-revocation of the Releases and the parties hereby acknowledge that any termination of this Agreement shall constitute Executive’s Termination of Service as such term is defined in, and for purposes of, the Company’s Incentive Plans and any awards granted pursuant to such plans as of the date of such termination of this Agreement.

(b)Executive may terminate this Agreement at any time and in his sole discretion by providing written notice thereof to the Company in the manner provided by this Agreement. The Company may terminate this Agreement (i) prior to the Retirement date, at any time and in its sole discretion and (ii) following the Retirement Date, only for Cause (as such term is defined on Appendix B hereto), in either case by providing written notice thereof to Executive in the manner provided by this Agreement. Upon termination by either party to the extent such termination occurs during the Consulting Period, Executive will discontinue work under this Agreement, and the Company will reimburse Executive, as provided in Section 3(b)(ii), for expenses incurred by Executive prior to the date of termination.

(c)The parties specifically agree that, notwithstanding any early termination of this Agreement, the obligations under Sections 5(b), 6, 7, 8, 9, 10 and 11 will survive such termination and remain in full force and effect.
SECTION 5. INDEPENDENT CONTRACTOR STATUS; SUBCONTRACTING

(a)During the term of the Consulting Period, Executive shall be deemed an independent contractor and not an employee or agent of the Company. Amounts paid to Executive hereunder shall be reported on Form 1099 and Executive shall be responsible for any self-employment taxes with respect to such amounts. The Company disclaims the right to control the manner of performance by Executive. Except as otherwise expressly provided herein, Executive shall not be considered, under this Agreement or otherwise, to be entitled to participation in any benefits offered by the Company or coverage under employee plans, and/or participation in any incentive or equity compensation plans.

(b)Executive agrees to indemnify the Company for any personal injury or property damage sustained by Executive while performing Services for or on behalf of the Company, unless and to the extent that a court of competent jurisdiction finally determines that such injury or damage was the result of the Company’s negligence or willful misconduct.

(c)Any taxes, license, permits, filing of required forms, or other conditions imposed upon or required to render Services shall be satisfied by Executive.

(d)The provision of Services under this Agreement is personal to Executive. Executive may not subcontract any portion of his Services hereunder to others without the prior written consent of the Company and its written approval of the terms and conditions of each such subcontract. Subcontracting any part of the Services under this Agreement, if approved by the Company, shall not relieve Executive of any of his obligations with respect thereto.

SECTION 6. NON-DISCLOSURE; NON-INTERFERENCE WITH RIGHTS

(a)    Executive shall not take or maintain copies of, use, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary or confidential information (“Confidential Information”) concerning the business or policies of Company which he may have learned as an officer or employee of Company, except to the extent such use or disclosure is (i) required by applicable law, (ii) lawfully obtainable from the public domain, or (iii) authorized by Company. Confidential Information includes, without limitation, confidential information and Company trade secrets, whether in tangible or intangible form, regarding the Company’s: products; services; near and long-term business strategies, plans and expectations; marketing strategies; business plans; operations; costs; current or prospective customer information (including without limitation customer lists, requirements, creditworthiness, preferences, pricing information, sales volume, margins and similar matters); product concepts; designs; specification; technical data and know-how; purchasing information (including without limitation pricing, sales information and other terms and conditions of sale); financial information; employee and personnel information; vendor and business partner information; customer information; internal procedures or techniques; forecasts; trade information; software programs; project requirements, and all other information that is not generally known to those outside of the Company. Confidential Information also includes the information of any other person or entity that the Company has an obligation to maintain as confidential.

(b)    Nothing in this Agreement prevents Executive from initiating communications directly with, or responding to any inquiry from, or providing truthful information in any legal or governmental proceeding or investigation, provided that such disclosure is made only to the extent necessary. Additionally, nothing in this Agreement prohibits Executive from reporting, disclosing, or discussing conduct that constitutes unlawful discrimination, harassment, or sexual assault. In accordance with the Defend Trade Secrets Act of 2016, notwithstanding any other provision of this Agreement or the provisions contained in the agreements consented to or signed by Executive during employment, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

SECTION 7. NON-SOLICITATION AND NON-COMPETITION

(a)    Company’s Investment. Executive understands that the Company has spent and will continue to spend substantial amounts of time, money and effort to develop its business, Confidential Information, reputation, goodwill (both associated with its trade names and geographic areas of business), and its customer, suppler and employee relationships. Executive further understands that he has benefitted, and will continue to benefit, from those investments and efforts, and acknowledges that the Company would not enter into this Agreement or consent to his retirement without his express agreement to be bound by the provisions of this this Section 7.

(b)    Non-Solicitation. Executive shall not, either for his own account or for or on behalf of any other person or entity, directly or indirectly, take any of the following actions through and including February 28, 2028:

    (i)    Solicit any employee of the Company with the intention of encouraging such person to terminate the person’s employment with the Company;

    (ii)    Solicit or transact business with any Customer (as defined below) for the purpose of offering any service or product offered by the Company or any service or product that directly or indirectly competes with or is substantially similar to such service or product (hereafter, “Competitive Services”). “Customer” means (A) any current or former customer of the Company (1) with whom Executive has had material contact in the performance of his duties at any time during the 24-month period preceding the Effective Date, or (2) about whom Executive has knowledge of Confidential Information; (B) any person or entity who contacted the Company, at any time during the 6-month period preceding the Effective Date, for the purpose of seeking or obtaining the Company’s services; or (C) any person or entity whom the Company contacted, at any time during the 6-month period preceding the Effective Date, for the purpose of providing or selling the Company’s services;

    (iii)    Solicit or transact business with any Customer, vendor, contractor or supplier of the Company for the purpose of encouraging such person to terminate its relationship with the Company or to place elsewhere or reduce the volume of its business with the Company; or
    (iv)    Otherwise attempt to directly or indirectly interfere with the Company’s business or relationships with its employees, independent contractors, vendors, suppliers, or Customers when such activities will involve the inevitable use of, or near certain influence by Executive’s knowledge of, Confidential Information disclosed to the Executive during the term of Executive’s employment with the Company.

(c)    Non-Competition. Executive shall not, either for his own account or for or on behalf of any other person or entity, directly or indirectly, take any of the following actions through and including February 28, 2028:

    (i)    Have an ownership or financial interest in a “Competitor,” defined as any person or entity (including Executive or an entity that Executive becomes employed by or otherwise affiliated with or renders services to) that offers, or is actively planning to offer, Competitive Services within a “Restricted Territory” defined as any metropolitan statistical area (as defined by the U.S. Census Bureau) where the Company did business during Executive’s employment or does or actively plans to do business at the time of the subject competitive activity, provided that Executive’s passive ownership of securities of a publicly held Competitor does not violate this provision, so long as his ownership does not exceed one percent (1%) of such Competitor’s issued and outstanding voting stock;

(ii)    Advise or consult with a Competitor concerning Competitive Services in the Restricted Territory;

(iii)    Be employed by, serve as the member of the board of or otherwise provide services to or for, whether as an employee, consultant, independent contractor or in any other working relationship with, a Competitor in the Restricted Territory where Executive’s duties are similar to the duties that he performed on behalf of the Company at any time during the 24-month period preceding the Effective Date; or

        (iv)    Otherwise engage in the production, marketing, sale, distribution, offering or provision of Competitive Services in the Restricted Territory.

(d)     Future Employment. Through and including February 28, 2028, Executive agrees to notify the Company in writing of the name and address of any new person or entity by whom or which Executive becomes employed or for whom or which Executive agrees to perform consulting or other services, in either case to the extent that such person or entity is (i) a Customer or Competitor, or (ii) does or plans to do business, whether as a customer, supplier, consultant, service provider or otherwise, with any Customer or Competitor.

SECTION 8. NON-DISPARAGEMENT; COOPERATION

(a)    Non-Disparagement. Executive agrees that he will not, in any way, disparage the Company to any person(s) or organization(s), including without limitation any employee of the Company. A disparaging statement is any communication, oral or written, including electronic postings on social media, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, legal compliance, competence, fairness, quality of services, or good character of the person or entity to whom or to which the communication relates.

(b)    Cooperation. Executive agrees to cooperate with the Company in the prosecution or defense of claims asserted by or against it or the investigation of potential claims and shall be available, by telephone, video conference or in person, at such reasonable times as may be requested by the Company, to discuss and consult with employees or agents of the Company with respect to business matters of the Company. Such cooperation and consultation shall include meeting with representatives of the Company or the Company’s attorneys, or both, divulging to the Company any information that the Company may request for possible use in the conduct of its business or in litigation, arbitration, investigations (whether internal or external) or other legal proceeding, and testifying on behalf of the Company at the Company’s request. The Company agrees to reimburse Executive for reasonable, documented personal expenses incurred by Executive pursuant to this Section 8(b). Nothing in this Section shall preclude Executive from complying with legal obligations to testify under oath truthfully and accurately or producing information in response to a properly served subpoena or as otherwise required by law or legal process.

SECTION 9. WORK PRODUCT

(a)Executive agrees that all works of authorship developed or created in whole or in part by Executive during his employment by the Company or in the course of providing Services under this Agreement, whether alone or in collaboration with other Company employees or third parties providing consulting other services to the Company shall to the extent possible be deemed works made for hire within the meaning of the Copyright Act (17 U.S. C. §101 et. Seq.)(“Work Product”) and that all Work Product shall remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered work made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law.

(b)Consistent with his recognition of the Company’s absolute ownership of all Work Product, Executive agrees that he shall not take or maintain any Work Product or copies thereof and shall not use any Work Product for the benefit of any party other than the Company.

SECTION 10. RELEASE OF CLAIMS

(a)Released Claims.

(i)In consideration of the Company’s consent to his retirement and the other consideration provided pursuant to this Agreement, except as provided in Section 10(b) below, Executive, on behalf of himself, his heirs, dependents, and administrators, absolutely, irrevocably and unconditionally releases and forever discharges the Company and all of its parents, subsidiaries, affiliates, predecessors, successors, assigns and their respective directors, officers, employees, agents, attorneys and shareholders (severally and collectively, the “Releasees”) from any and all claims, known and unknown, under federal, state and local law (including all common law claims) and all statues, ordinances and regulations including, but not limited to, claims relating to breach of contract, breach of promise, misrepresentation, invasion of privacy, wrongful discharge, discrimination on account of age, race, sex, religion, national origin, military status, disability or other such characteristics protected by law, that Executive may have against any of the Releasees relating to, or arising out of, his employment with, or retirement or separation from employment with, the Company whether now apparent or yet to be discovered or which may develop based on events that have transpired from the beginning of time to the Effective Date, whether or not any action, claim, compliant, grievance or charge has been filed by Executive or on Executive’s behalf. Further, Executive specifically releases the Releasees from any and all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local law, ordinance or regulation prohibiting discrimination in employment, based on events that have transpired from the beginning of time to the Effective Date. In addition, Executive also releases the Releasees and waives any right to or claim for any and all attorney’s fees, including litigation expenses and costs that Executive may claim under any statute, regulation or at common law or in equity, including but not limited to those set forth above, except as provided in Section 10(b)(vii) below.

(ii)This Agreement expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the parties agree that Executive will be permitted to participate in any legal proceedings under the False Claims Act. To the extent permitted by law, Executive specifically waives any rights Executive may have to receive any monetary award from such proceedings.

(iii)Subject to Section 10(b) below, Executive covenants and agrees that he will not now or at any time in the future commence, maintain, or participate in as a party, or permit to be filed by another person on his behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Releasees with respect to any matter which arises from or relates to his employment with, or retirement or separation from employment with, the Company or which is encompassed in the release set forth in Section 10(a)(i) above.
(iv)Executive understands that by signing this Agreement, he waives and releases any unknown or undiscovered claims against any Releasees based on events that have transpired up to and including the Effective Date. Executive acknowledges that facts may be discovered in the future that are different from those Executive agrees to be true in entering into this Agreement. Notwithstanding that information may arise or facts may be discovered in the future, it is understood and agreed that Executive assumes such risks and the release of all claims contained in this Agreement shall remain in full force and effect in all respects, regardless of such additional or different facts, whether such facts are now known or unknown, suspected or unsuspected, discoverable, or not currently discoverable.

(b)    Retained Claims. The parties agree, and Executive understands, that this Agreement does not waive or restrict his right or ability to file:

(i)a claim challenging the validity of this Agreement, including challenges made pursuant to the ADEA or Older Worker Benefits Protection Act;

(ii)a claim or to pursue a remedy for any rights or claims under the ADEA that may arise after the Effective Date;

(iii)a claim compelling enforcement of this Agreement;

(iv)a claim for unemployment compensation benefits, provided that the Company cannot and will not make the ultimate determination as to Executive’s eligibility for such benefits;

(v)a claim for workers’ compensation benefits;

(vi)a claim for long-term or short-term disability;

(vii) a claim for indemnification to which Executive would be entitled under the Company’s Restated Certificate of Incorporation, if the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of Executive’s service to the Company as an officer, employee, agent or fiduciary of the Company or Executive’s service, at the request of the Company, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan;

(viii)a claim related to the Company’s contractual obligations with respect to any long-term incentive award (including under any applicable plan document, grant agreement or award notice) outstanding as of the Effective Date; and/or

(ix)protections against retaliation under the Taxpayer First Act of 2019 (26 U.S.C. §2623(d));

(x)a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative body or government agency. Executive agrees, however, that he shall not be entitled to receive any monetary benefit from or obtain any monetary relief through any such charge or complaint, whether filed by Executive or on Executive’s behalf, based upon claims arising from or attributable in any way to his employment with, or retirement or separation from employment with, the Company; and/or

(xi)Any claims not permitted to be waived or released under applicable law.

In addition, this Agreement does not surrender or waive any right Executive may have under the Employee Retirement Income Security Act of 1974, as amended, including but not limited to his right to any vested and accrued retirement benefits.

(c)    Knowing and Voluntary Agreement. Executive hereby acknowledges and agrees that:

(i)he has a period of at least twenty-one (21) days within which to review, consider, and sign this Agreement, the parties hereby acknowledging for the avoidance of doubt that this Agreement was not intended to be, and has not been, signed by either party prior to October __, 2025;

(ii)he has a period of the later of (i) seven (7) days following his execution of this Agreement or (ii) until November __, 2025 (the “Revocation Period”), within which to change his mind and revoke this Agreement. If Executive wishes to revoke the release included in this Agreement after signing, he must provide written notice of that revocation to the Company at the address set forth in Section 10(h) below within the Revocation Period. The release of claims contained in this Agreement becomes effective and enforceable after the expiration of seven (7) days after Executive has signed this Agreement, provided he has not revoked it during that period;

(iii)he has been advised, and has had an opportunity, to review and discuss the terms and meaning of this Agreement with legal counsel of his choosing;

(iv)he understands the terms and meaning of this Agreement, including that he is knowingly and voluntarily waiving and releasing all claims described in Section 1(a), including any claims under the ADEA;

(v)the consideration Executive is receiving in exchange for this Agreement is something of value to which Executive is not already entitled; and

(vi)he is entering into this Agreement freely and voluntarily.

SECTION 11. MICELLANEOUS PROVISIONS

(a)    Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language), such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the scope of the restrictive covenants in Section 7 of this Agreement exceed the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable.
(b)    Injunctive Relief; Survival. In the event of a breach by Executive of any of the provisions of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach or to enforce the specific performance of this Agreement by Executive and to enjoin him from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges that the remedies at law for any breach of this Agreement may be inadequate, and that the Company shall be entitled to injunctive relief in the event of a breach of this Agreement. Executive acknowledges that his breach or threatened breach of the covenants in Sections 6, 7 and 8 of this Agreement would cause the Company irreparable harm, and that the Company would be entitled to seek extraordinary relief in court, including temporary restraining orders, preliminary or permanent injunctions, or other equitable relief, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any security. If a court determines that Executive has breached any of the restrictive covenants in Sections 6, 7 and/or 8, to the extent authorized by law, Executive will be responsible for the reasonable attorneys’ fees and costs the Company incurs in enforcing this Agreement. Additionally, if a court determines that Executive has violated any of the terms of the restrictive covenants in Section 7, the period of time during which such restrictive covenant would otherwise have been in effect under the terms of this Agreement shall be automatically extended by the period of time during which Executive was in violation of such covenant(s). Notwithstanding anything to the contrary contained in or implied by this Agreement, the provisions of Section 5(b), 6, 7, 8, 9, 10 and 11 shall survive termination of this Agreement.
(c)    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior negotiations, understandings and agreements, proposed or otherwise, written or oral, concerning the subject matters of this Agreement. However, this Agreement shall not supersede any obligation of Executive under any agreement concerning confidentiality, trade secrets, proprietary information, non-disclosure, inventions, patents, copyrights or intellectual property that Executive previously executed, the Executive’s rights, privileges or interests under or with respect to any equity award outstanding as of the Effective Date under the Incentive Plans, or any rights, privileges or interests of Executive and any obligations of the Company under the Company’s corporate charter, by-laws or other governance documents providing for indemnification of Executive in relation to or in connection with Executive’s employment with the Company, which in each case shall continue to remain in full force and effect. Executive agrees that he has not relied on any representation or statement, whether written or oral, other than as set forth in this Agreement. Furthermore, no modification of this Agreement shall be binding unless in writing signed by both parties.

(d)    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, executors, legal representatives and other successors and assigns of the parties to this Agreement. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.
(e)     Construction. The language of all sections of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly against the drafter of the language of this Agreement.
(f)    Judicial Enforcement. This Agreement may be specially enforced in judicial proceedings.
(g)    Counterparts; Section Headings; Gender and Number. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Where appropriate to the context of this Agreement, (a) use of the singular shall be deemed also to refer to the plural and use of the plural to the singular, and (b) the use of the word “its” or another word denoting any gender shall include all genders.
(h)    Notices. Any notice or other communication required or permitted by this Agreement to be delivered by one party to another must be in writing and personally delivered or sent by registered United States mail (return receipt requested and postage prepaid), by overnight delivery or by facsimile transmission, in the case of the Executive, to the address on file with the Company, and in the case of the Company, to the address specified below, or to such other address as the party may from time to time advise the other parties, and shall be deemed to have been delivered upon actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission, three days after deposit in the United States mail or one day after delivery to an overnight delivery service, as the case may be.
ATI Inc.
2021 McKinney Ave., Suite 1100
Dallas, TX 75201
Attn: Senior Vice President and Chief Human Resources Officer
(i)    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without regard to its conflict of law principles.

(j)    Forum Selection; Service of Process. All disputes among the parties regarding the construction or enforcement of this Agreement shall be resolved exclusively in a state or federal court of competent jurisdiction in Pittsburgh, Pennsylvania. Each party hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in any state or federal court located in Pittsburgh, Pennsylvania by the mailing by certified or registered mail of copies of such process to such party at its address set forth in Section 11(h) above.
IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.
/s/ Donald P. Newman
Donald P. Newman

ATI INC.

By: /s/ Tina K. Busch
Name: Tina K. Busch
Title: Senior Vice President,
Chief Human Resources Officer

Appendix A

Form of Release Agreement

THIS RELEASE (this “Release”) is entered into effective as of [March 1, 2026][[February 28, 2027] by Donald P. Newman the “Executive”) in favor of ATI Inc. (the “Company”).
WHEREAS, Executive and the Company are party to that certain Retirement and Consulting Agreement (the “Retirement and Consulting Agreement”) pursuant to which the Company agreed to provide its consent to Executive’s retirement and certain other compensation, subject to certain conditions, including but not limited to his execution of this Release as of [March 1, 2026][February 28, 2027];
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Executive hereby agrees as follows:
1.Released Claims.
(a) Except as provided in Section 2 below, Executive, on behalf of himself, his heirs, dependents, and administrators, absolutely, irrevocably and unconditionally releases and forever discharges the Company, which includes all parents, subsidiaries, affiliates, predecessors, successors, assigns and their respective directors, officers, employees, agents, attorneys and shareholders (severally and collectively, the “Releasees”) from any and all claims, known and unknown, under federal, state and local law (including all common law claims) and all statues, ordinances and regulations including, but not limited to, claims relating to breach of contract, breach of promise, misrepresentation, invasion of privacy, wrongful discharge, discrimination on account of age, race, sex, religion, national origin, military status, disability or other such characteristics protected by law, that Executive may have against any of the Releasees relating to, or arising out of, his employment with, or retirement or separation from employment with, the Company whether now apparent or yet to be discovered or which may develop based on events that have transpired from the beginning of time to December 30, 2026, whether or not any action, claim, compliant, grievance or charge has been filed by Executive or on Executive’s behalf. Further, Executive specifically releases the Releasees from any and all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local law, ordinance or regulation prohibiting discrimination in employment, based on events that have transpired from the beginning of time to [March 1, 2026][[February 28, 2027]. In addition, Executive also releases the Releasees and waives any right to or claim for any and all attorney’s fees, including litigation expenses and costs that Executive may claim under any statute, regulation or at common law or in equity, including but not limited to those set forth above (except as provided in 2(g) below).
This Release expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the parties agree that Executive will be permitted to participate in any legal proceedings under the False Claims Act. To the extent permitted by law, Executive specifically waives any rights Executive may have to receive any monetary award from such proceedings.
(b)Subject to Section 2 below, Executive covenants and agrees that he will not now or at any time in the future commence, maintain, or participate in as a party, or permit to be filed by another person on his behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Releasees with respect to any matter which arises from or relates to his employment with, or retirement or separation from employment with, the Company or which is encompassed in the release set forth in Section 1(a) above.

(c)Executive understands that by signing this Release, he waives and releases any unknown or undiscovered claims against any Releasees based on events that have transpired up to and including [March 1, 2026][[February 28, 2027]. Executive acknowledges that facts may be discovered in the future that are different from those Executive agrees to be true in entering into this Agreement. Notwithstanding that information may arise or facts may be discovered in the future, it is understood and agreed that Executive assumes such risks and the release of all claims contained in this Agreement shall remain in full force and effect in all respects, regardless of such additional or different facts, whether such facts are now known or unknown, suspected or unsuspected, discoverable, or not currently discoverable.

2.Retained Claims. The parties agree, and Executive understands, that this Release does not waive or restrict Executive’s right or ability to file:

(a)a claim challenging the validity of this Agreement, including challenges made pursuant to the ADEA or Older Worker Benefits Protection Act;

(b)a claim or to pursue a remedy for any rights or claims under the ADEA that may arise after the Effective Date;

(c)a claim compelling enforcement of the Consulting Agreement;

(d)a claim for unemployment compensation benefits, provided that the Company cannot and will not make the ultimate determination as to Executive’s eligibility for such benefits;

(e)a claim for workers’ compensation benefits;

(f)a claim for long-term or short-term disability;

(g)a claim for indemnification to which Executive would be entitled under the Company’s Restated Certificate of Incorporation, if the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of Executive’s service to the Company as an officer, employee, agent or fiduciary of the Company or Executive’s service, at the request of the Company, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan;

(h)a claim as a shareholder related to payment by the Company;

(i)a claim related to the Company’s contractual obligations with respect to any long-term incentive award (including under any applicable plan document, grant agreement or award notice) outstanding as of December 30, 2026;

(j)protections against retaliation under the Taxpayer First Act of 2019 (26 U.S.C. §2623(d));

(k)a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative body or government agency. Executive agrees, however, that he shall not be entitled to receive any monetary benefit from or obtain any monetary relief through any such charge or complaint, whether filed by Executive or on Executive’s behalf, based upon claims arising from or attributable in any way to his employment with, or retirement or separation from employment with, the Company; and/or

(l)Any claims not permitted to be waived or released under applicable law.

In addition, this Release does not surrender or waive any right Executive may have under the Employee Retirement Income Security Act of 1974, as amended, including but not limited to his right to any vested and accrued retirement benefits.

3.Knowing and Voluntary Agreement. Executive hereby acknowledges and agrees that:

(a)he has a period of at least twenty-one (21) days within which to review, consider, and sign this Release;

(b)he has a period of seven (7) days following his execution of this Release within which to change his mind and revoke this Release. If Executive wishes to revoke this

Agreement after signing, he must provide written notice of that revocation to the Company at the address set forth in Section 10 of the Consulting Agreement within said 7-day revocation period. The release of claims contained in this Release becomes effective and enforceable after the expiration of seven (7) days after Executive has signed this Release, provided he has not revoked it during that period;

(c)he has been advised, and has had an opportunity, to review and discuss the terms and meaning of this Release with legal counsel of his choosing;

(d)he understands the terms and meaning of this Release, including that he is knowingly and voluntarily waiving and releasing all claims described in Section 1(a), including any claims under the ADEA;

(e)the consideration Executive is receiving in exchange for this Release is something of value to which Executive is not already entitled; and

(f)he is signing this Release freely and voluntarily.
4.    Severability. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language), such provision shall immediately become null and void, leaving the remainder of the Release in full force and effect.
5.    Successors and Assigns. This Release shall be binding upon, and shall inure to the benefit of, the respective heirs, executors, legal representatives and other successors and assigns of the parties named herein.
IN WITNESS WHEREOF, Executive has duly executed this Release as of the date first above written.
_______________________    _____________
Donald P. Newman

Appendix B

Definition of Cause

“Cause” means:
(i)the Executive’s conviction of or plea of guilty or nolo contendere to a charge of commission of a felony,
(ii)breach of a fiduciary duty owed to the Company involving personal profit to the Executive,
(iii)the willful engaging by the Executive in gross misconduct that is materially and demonstrably injurious to the Company,
(iv)Executive’s material breach of the covenants or agreements contained in Section 6,7, 8, 9 or 10(a) of this Agreement; or
(v)an intentional continued failure to perform Services requested during the Consulting Period in the manner provided under this Agreement; provided, however, an intentional continued failure to perform such Services shall not constitute Cause unless and until the Company’s Chief Executive Officer provides the Executive with written notice setting forth the specific duties that, in the view of the CEO, the Executive has failed to perform and the Executive is provided a period of thirty (30) days to cure such specific failure(s) to the reasonable satisfaction of the Company’s board of directors.